Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter Ended July 31, 2010 Results

-Company Reiterates Fiscal 2011 Revenue and Earnings Per Share Guidance-

-Second Quarter Revenue Increased 8.5% to $210 Million-

-Second Quarter Construction Same-Store Sales Increased 18.7%-

West Fargo, ND — September 8, 2010 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the second quarter and first six months of fiscal 2011 ended July 31, 2010.

Fiscal 2011 Second Quarter

For the second quarter of fiscal 2011, revenue increased 8.5% to $209.7 million from revenue of $193.2 million in the second quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $153.1 million for the second quarter of fiscal 2011, compared to $141.1 million in the second quarter last year.  Parts sales were $33.9 million for the second quarter of fiscal 2011, compared to $32.5 million in the second quarter last year.  Revenue generated from service was $17.5 million for the second quarter of fiscal 2011, compared to $15.6 million in the second quarter last year.

Revenue generated from the Company’s Agriculture segment was $181.5 million for the second quarter of fiscal 2011, compared to $170.4 million in the second quarter last year.  Revenue generated from the Company’s Construction segment was $36.2 million for the second quarter of fiscal 2011, compared to $30.5 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2011 was $36.0 million, approximately flat compared to the second quarter of last year. The Company’s gross profit margin was 17.2% in the fiscal second quarter of 2011, compared to 18.6% in the second quarter last year.  The gross margin decrease was primarily due to lower equipment margins in the Agriculture and Construction businesses.  Gross profit from parts and service revenue contributed 56% of overall gross profit for the second quarter of fiscal 2011, compared to 54% in the second quarter last year.

Pre-tax income for the second quarter of fiscal 2011 was $4.6 million, compared to $8.2 million in the second quarter last year.  Pre-tax margin was 2.2% for the second quarter of fiscal 2011, compared to 4.3% in the second quarter last year.  Pre-tax income for the Company’s Agriculture segment was $6.2 million for the second quarter of fiscal 2011, compared to $10.0 million in the second quarter last year.  Pre-tax loss for the Company’s Construction segment was $852,000 for the second quarter of fiscal 2011, compared to $785,000 in the second quarter last year.

Net income for the second quarter of fiscal 2011 was $2.7 million, compared to net income of $4.9 million in the second quarter last year.  Earnings per diluted share for the second quarter of fiscal 2011 were $0.15 per diluted share on approximately 18.1 million shares outstanding, compared to $0.27 per diluted share on approximately 18.0 million shares outstanding in the second quarter last year.

Fiscal 2011 First Six Months Results

For the six months ended July 31, 2010, revenue increased 15.5% to $415.1 million from $359.5 million for the same period last year. Gross margin for the first six months of fiscal 2011 was 17.0%, compared to 17.9% in the same period last year. Pre-tax income for the first six months of fiscal 2011 was $7.2 million for a pre-tax margin of 1.7%, compared to $11.3 million, or a pre-tax margin of 3.1%, for the same period last year. Net income for the first six months of fiscal 2011 was $4.3 million, or $0.24 per diluted share, compared to $6.6 million, or $0.37 per diluted share, in the same period last year. The six-month weighted average shares outstanding was 18.1 million, compared to 17.9 million in the same period last year.

Balance Sheet

The Company ended the second quarter of fiscal 2011 with a strong balance sheet. Its cash and cash equivalents were $61.5 million as of July 31, 2010. Working capital at the end of the second quarter of fiscal 2011 was $155.6 million.  As of July 31, 2010, the Company had $82.2 million available of its $400.0 million total discretionary floorplan lines of credit.  Additionally, at quarter end, the Company had no amounts outstanding under its $25 million operating line of credit.

Outlook

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with the progress of our overall business in the first half of fiscal 2011, and based on our year-to-date results and our outlook for the back half of the year, we are reiterating our annual revenue and earnings per share guidance.  In the second quarter, we achieved 19% quarter-over-quarter revenue growth for our Construction business, which highlights improvements from our recently implemented Construction Business Action Plan.  While our Agriculture business in the second quarter reflects slightly lower equipment margins, it remains on track to meet our full year expectations.”

Mr. Meyer continued, “As we enter the second half of fiscal 2011 there are favorable yield reports of this year’s crop across our footprint in the Upper Midwest.  Decreased global supply coupled with strong demand should increase revenues for our Agriculture customers.  In addition, the upcoming Tier 4 emission requirements are expected to increase demand for our current Tier 3 inventories.  The combination of these factors should drive strong organic growth for our Agriculture business, offset equipment margin pressure and reduce inventories.  Regarding our Construction business, we are confident we will achieve our goal of 15-20% same store revenue growth as well as the expected bottom line improvement compared to last year as we continue to execute on our Construction Business Action Plan.”

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customers’ businesses.  The Company is affirming its revenue and net income guidance for the full year ending January 31, 2011.   It continues to expect to achieve revenue for the full year ending January 31, 2011 in a range of $920 million to $980 million.  Net income is expected to be in the range of $16.7 million to $18.5 million resulting in an earnings per diluted share range of $0.92 to $1.02.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2011 are estimated to be approximately 18.1 million.

Conference Call and Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (888) 312-3047 from the U.S. International callers can dial (719) 457-2647. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 22, 2010, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 from international locations, and entering confirmation code 9599499. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 71 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE:CNH), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected improved operating results for the Construction segment and the expected results of operations for the fiscal year ending January 31, 2011, our beliefs and expectations with respect to the industries in which we operate, the anticipated impact of our recent acquisitions, our anticipated organic growth for our Agriculture business, our expectations regarding equipment margin pressures and our expectations as to the execution of our strategy, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	July 31,	January 31,
	2010	2010
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$61,461	$76,185
Receivables, net	29,478	22,254
Inventories	419,945	347,580
Prepaid expenses	633	1,009
Income taxes receivable	—	1,595
Deferred income taxes	2,867	2,266

Total current assets	514,384	450,889

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	1,983	1,642
Goodwill	16,247	14,762
Intangible assets, net of accumulated amortization	408	295
Other	845	620
	19,483	17,319

PROPERTY AND EQUIPMENT, net of accumulated depreciation	53,938	46,604

	$587,805	$514,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$15,312	$12,352
Floorplan notes payable	317,506	249,872
Current maturities of long-term debt and short-term advances	8,801	7,218
Customer deposits	6,928	12,974
Accrued expenses	9,780	9,870
Income taxes payable	489	—

Total current liabilities	358,816	292,286

LONG-TERM LIABILITIES
Long-term debt, less current maturities	24,351	21,852
Deferred income taxes	6,604	6,356
Other long term liabilities	2,584	3,794
	33,539	32,002

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,851 at July 31, 2010 and 17,777 at January 31, 2010	—	—
Additional paid-in-capital	139,428	138,775
Retained earnings	56,022	51,749
	195,450	190,524

	$587,805	$514,812

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$153,131	$141,142	$303,491	$266,007
Parts	33,947	32,454	69,010	58,852
Service	17,502	15,640	34,053	28,182
Other, including trucking and rental	5,086	3,956	8,569	6,452
TOTAL REVENUE	209,666	193,192	415,123	359,493

COST OF REVENUE
Equipment	138,342	125,452	275,143	237,752
Parts	24,184	22,939	49,370	41,476
Service	6,970	5,586	12,941	10,186
Other, including trucking and rental	4,122	3,207	7,178	5,555
TOTAL COST OF REVENUE	173,618	157,184	344,632	294,969

GROSS PROFIT	36,048	36,008	70,491	64,524

OPERATING EXPENSES	29,212	26,662	59,008	51,367

INCOME FROM OPERATIONS	6,836	9,346	11,483	13,157

OTHER INCOME (EXPENSE)
Interest and other income	34	140	207	351
Floorplan interest expense	(1,911)	(932)	(3,712)	(1,663)
Interest expense other	(358)	(328)	(735)	(591)

INCOME BEFORE INCOME TAXES	4,601	8,226	7,243	11,254

PROVISION FOR INCOME TAXES	(1,887)	(3,375)	(2,970)	(4,613)

NET INCOME	$2,714	$4,851	$4,273	$6,641

EARNINGS PER SHARE - BASIC	$0.15	$0.28	$0.24	$0.38
EARNINGS PER SHARE - DILUTED	$0.15	$0.27	$0.24	$0.37

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended July 31,			Six Months Ended July 31,
	2010	2009	% Change	2010	2009	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Agriculture	$181,522	$170,366	6.5%	$362,904	$318,695	13.9%
Construction	36,209	30,451	18.9%	68,313	55,149	23.9%
Segment revenues	217,731	200,817	8.4%	431,217	373,844	15.3%
Eliminations	(8,065)	(7,625)	(5.8)%	(16,094)	(14,351)	(12.1)%
Total	$209,666	$193,192	8.5%	$415,123	$359,493	15.5%

Income (Loss) Before Income Taxes
Agriculture	$6,246	$10,002	(37.6)%	$11,038	$15,718	(29.8)%
Construction	(852)	(785)	(8.5)%	(2,767)	(2,735)	(1.2)%
Segment income (loss) before income taxes	5,394	9,217	(41.5)%	8,271	12,983	(36.3)%
Shared Resources	(643)	(751)	14.4%	(634)	(1,222)	48.1%
Eliminations	(150)	(240)	37.5%	(394)	(507)	22.3%
Total	$4,601	$8,226	(44.1)%	$7,243	$11,254	(35.6)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.